Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces Change in Leadership

WARSAW, NY – July 1, 2020 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), announced today that William L. Kreienberg stepped down from his position as Executive Vice President, Chief Banking and Revenue Officer of the Company and Five Star Bank, effective June 26, 2020. Mr. Kreienberg’s responsibilities will be assumed by other members of the Company’s leadership team.

President and Chief Executive Officer Martin K. Birmingham said, “For the last five years, Bill Kreienberg has been a key member of our management team and he played a meaningful role in the execution of our strategy. We thank him for his service and wish him the best in this next phase of his career.”

Mr. Kreienberg assumed the role of Executive Vice President, Chief Banking & Revenue Officer in November 2018 after previously serving as Executive Vice President, Chief Corporate Development Executive from November 2016 to November 2018 and as Executive Vice President, Chief Risk Officer from December 2014 (date he joined the Company) to November 2016. He also served as General Counsel from December 2014 to December 2019.

Mr. Kreienberg added, “After thoughtful consideration of current Company needs and personal priorities, we have mutually agreed that I will be stepping aside at Financial Institutions, Inc. and Five Star Bank. I am proud to have played an important role within the organization and have greatly enjoyed contributing to the growth of the Bank. I now look forward to pursing other opportunities. I wish Five Star Bank and my many friends there the best of everything in the future.”

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:

Shelly J. Doran

(585) 627-1362

sjdoran@five-starbank.com